Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report on Inergy Holdings, L.P. dated December 23, 2004, except as to Notes 1 and 9, as to which the date is April 28, 2005, and to the use of our report on Inergy Holdings GP, LLC dated April 27, 2005, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-122466) and the related Prospectus of Inergy Holdings, L.P. and Subsidiaries for the registration of 3,400,000 of its common units.

/s/    Ernst & Young LLP

Kansas City, Missouri

April 28, 2005